Acquicor Technology Inc. Announces Proposed $100 Million Offering of Convertible Senior Notes

NEWPORT BEACH, CA - (November 21, 2006) - Acquicor Technology Inc. (AMEX: AQR), announced today its intention to sell, subject to market and other conditions, $100 million of Convertible Senior Notes due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).

In addition, Acquicor Technology Inc. will grant the initial purchasers a 30-day option to buy up to an additional $15 million of the notes. The interest rate and conversion rate are to be determined by negotiations between Acquicor Technology and the initial purchasers of the notes. Pending the approval by its stockholders of the merger of its wholly-owned subsidiary with and into Jazz Semiconductor, Inc., the gross proceeds of the offering will be placed into an escrow account and upon such approval, the net proceeds would be released to Acquicor to fund the merger consideration.

This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes being offered and the common stock issuable upon exchange of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.